Exhibit 99.1

3756 Central Avenue	Contacts:
Riverside, CA 92506	Craig G. Blunden, CEO
(951) 686 – 6060	Donavon P. Ternes, COO, CFO
3756 Central Avenue

PROVIDENT FINANCIAL HOLDINGS

ANNOUNCES COMMON STOCK OFFERING

Riverside, Calif. – November 27, 2009 – Provident Financial Holdings, Inc. (“Company”), NASDAQ GS: PROV, the holding company for Provident Savings Bank, F.S.B. (“Bank”), today announced that it has commenced a public offering of $40 million of its common stock in an underwritten public offering. Sandler O’Neill + Partners, L.P. will be the lead manager for the offering. FBR Capital Markets & Co. and FIG Partners, LLC will serve as co-managers. The Company intends to grant the underwriters an option to purchase up to an additional 15% of the common stock sold to cover over-allotments, if any.

The Company expects to use the proceeds from the offering to support the growth and regulatory capital needs of Provident Savings Bank, F.S.B, in particular to fund expansion of the Bank’s mortgage banking operations and origination of multi-family real estate loans, with any remainder for general working capital purposes.

A registration statement relating to these securities has been filed with the Securities and Exchange Commission, but has not yet become effective. These securities may not be sold, nor may offers to buy be accepted, prior to the time the registration statement becomes effective. The registration statement on Form S-1 may be accessed through the SEC’s website at www.sec.gov. Alternatively, copies of the prospectus relating to this offering may be obtained from Sandler O’Neill + Partners, L.P., Attention Syndication Department, 919 Third Avenue, 6 th Floor, New York, New York 10022.

This announcement shall not constitute an offer to sell or the solicitation of an offer to buy any securities, nor shall there be any offer or sale of any securities, in any state or jurisdiction in which the offer, solicitation, or sale of securities would be unlawful. Any offers, solicitations of offers to buy, or sales of securities will only be made pursuant to the registration statement filed with the SEC, including the related prospectus.

Forward-Looking Statements

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Provident Financial Holdings, Inc. intends that such forward-looking statements be subject to the safe harbor created thereby. Such forward-looking statements include, but are not limited to, statements regarding the proposed public offering and the anticipated use of proceeds of the offering. Provident Financial Holdings, Inc. cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) changes in market conditions or in prices of the company’s common stock; (b) changes in the market for the company’s products and services; and (c) other risks as detailed in the prospectus referred to above and in Provident Financial Holdings, Inc.’s Annual Report on Form 10-K for the year ended June 30, 2009, and subsequent filings with the Securities and Exchange Commission.